EXHIBIT 12.01

                        INTEGRATED HEALTH SERVICES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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
                                                                                                                       Sept 30,
                                                                                       1996      Sept 30,   Sept 30,    1997
                                 1992       1993       1994       1995        1996   Pro Forma     1996       1997    Pro forma
                                 ----       ----       ----       ----        ----   ---------     ----       ----    ---------

Earnings from continuing
  operations before income taxes
  and extraordinary item        $19,174    $30,790    $58,979   $(42,259)  $111,480   $    939   $107,941   $ 80,260   $ 91,438

Fixed charges:
  Interest expense (1)            3,831     10,082     25,374     46,653     71,600    168,594     51,204     79,565    135,607

  Portion of rental expense
   representative of interest
   factor (2)                     6,503      7,719     14,053     22,042     25,928     28,173     17,993     25,107     27,190

  Capitalized interest             (860)    (1,402)    (3,030)    (5,155)    (3,800)    (3,800)    (2,633)    (2,700)    (2,700)

  Equity earnings of less than
   fifty percent owned joint
   ventures                          36        (83)      (142)      (431)         2          2       (348)       958        958
                                   ----       ----       ----       ----        ----   ---------     ----       ----    ---------

Earnings available for fixed
   charges                      $28,684    $47,106    $95,234   $ 20,850   $205,210   $193,908   $174,157   $183,190   $252,493
                                 ======     ======     ======    =======    =======    =======    =======    =======    =======


Fixed charges:
  Interest expense (1)          $ 3,831    $10,082    $25,374   $ 46,653   $ 71,600   $168,594   $ 51,204   $ 79,565   $135,607

  Portion of rental expense
   representative of interest
   factor (2)                     6,503      7,719     14,053     22,042     25,928     28,173     17,993     25,107     27,190
          --                      -----      -----     ------     ------     ------     ------     ------     ------     ------

     Total fixed charges        $10,334    $17,801    $39,427   $ 68,695   $ 97,528   $196,767   $ 69,197   $104,672   $162,797
                                 ======     ======     ======    =======    =======    =======    =======    =======    =======


Ratio of earnings to fixed
    charges                        2.78       2.65       2.42       0.30       2.10       0.99       2.52       1.75       1.55
                                   ====       ====       ====       ====       ====       ====       ====       ====       ====
----------------
(1)  Interest   expense   includes   expensed  and   capitalized   interest  and
     amortization of debt issuance costs

(2) Represents one third of rental expense, the portion deemed to be a reasonable approximation of the interest factor in rental expense


Interest expense calculation:

     Interest, net               $1,493    $ 5,705    $20,602    $38,977    $64,110   $159,501    $46,033     71,991    126,968
     Capitalized interest           860      1,402      3,030      5,155      3,800      3,800      2,678      2,700      2,700
     Interest income              1,300      2,669      1,121      1,876      2,233      2,233      1,459      3,024      3,024
                                  -----      -----      -----      -----      -----      -----      -----      -----      -----

       Interest expense           3,653      9,776     24,753     46,008     70,143    165,534     50,170     77,715    132,692

     Def. financing
       amortization (a)             178        306        621        645      1,457      3,060      1,034      1,850      2,915
                                    ---        ---        ---        ---      -----      -----      -----      -----      -----

       Interest expense per
         above                   $3,831    $10,082    $25,374    $46,653    $71,600   $168,594    $51,204    $79,565   $135,607
                                  =====     ======     ======     ======     ======    =======     ======     ======    =======

-----------------
Note:amortization expense on the fees related to the convertible debentures is included in the interest, net number

(a)  Amortization of line of credit and senior notes fees.
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